Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Lisa Kerby Media Relations 303-220-0100 lkerby@ciber.com	Doug Eisenbrandt Investor Relations 303-220-0100 deisenbrandt@ciber.com

CIBER CLOSES MAJOR ACQUISITION
Adds 15+% to Revenue, Bolsters Public Sector Practices

    GREENWOOD VILLAGE, Colo.—Oct. 16, 2001—CIBER, Inc. (NYSE: CBR) announced today the closing of the acquisition of Metamor Industry Solutions, Inc. and its subsidiary, Metamor Government Services, Inc.

    "These operations, approximately $90 million revenue, represent the formerly successful public sector practices of Cutler-Williams, Inc. (founded 1969) and Dynamic Resources, Inc. (founded 1979)," said Mac Slingerlend, CIBER's President and Chief Executive Officer. "These operations were temporarily operated in the late 90's from a staffing mentality in Houston. They were then sold in year 2000 to a publicly traded ISP/hosting company, not purely in the IT services business. Through it all, Ed Burns and his leadership team kept together a quality group of people and customers."

    "They now have a home, a very good home. Our 28-year information technology (IT) services history and reputation fit very well with our new public sector friends. In both the state and local IT services sector and the federal IT services sector, we believe we can leverage and grow this seasoned addition to our company," said Slingerlend.

    "CIBER has been a stand-up partner since we began speaking last May. They stuck with us through the long proceedings to get this closed. We appreciate that and hope to reward CIBER and its shareholders with a solid contribution to operating results," said Ed Burns, President, Metamor Industry Solutions, Inc. "We thank CIBER for giving us this new home that our employees and customers needed so badly. We bring new clients, new services and new geography to CIBER's business model."

    "Together, we now represent one of the largest state and local IT services companies in the country. Plus, our Federal Sector practice more than doubles as well. We will be an aggressive player in the public sector from today forward," said Joe Mancuso, CIBER's Chief Operating Officer, who will now oversee these new operations.

    Slingerlend added, "Since August, we have added to CIBER: Century, Aris and now Metamor's public sector business. These total between $125 million and $150 million in revenues. Add our restructuring of DigiTerra and merging Waterstone's operations into CIBER, and it should be evident that CIBER plans to be a player in the upcoming IT recovery cycle."

    Separately, CIBER has repurchased approximately 1.8 million shares in 2001, of which approximately 750,000 have been purchased since August 2001. CIBER continues to be a buyer of its shares in open market transactions.

    CIBER, Inc. is a leading international, e-business integrator, providing IT services from Internet strategy and development to complete life cycle system integration (from customer quotation through cash collection), with superior value-priced services for both private and government sector clients. CIBER's services are offered on a project or strategic staffing basis, in both custom and package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from 40 CIBER, 10 DigiTerra, four

Solution Partners and four Enspherics offices in the U.S., Canada and Europe. With offices in six countries, CIBER's 5,000 IT specialists continuously build and upgrade our clients' systems to "competitive advantage status."

    This news release may include statements that may constitute "forward-looking statements," including estimates of future business prospects or financial results and statements containing the words "believe," "expect," or similar expressions. Any forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are many factors that could cause actual results of CIBER and its subsidiaries (collectively, the "Company") to differ materially from forward-looking statements. Please refer to a discussion of these factors in the Company's Annual Reports on Form 10-K, 10-Qs and other Securities and Exchange Commission filings, which are incorporated herein by reference. The Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

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